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                   HEADS OF A LICENSE AND SUPPLY AGREEMENT

                                   between


IgX Corporation a company existing and organized under the law of the State of Delaware, having an office at One Springfield Avenue, Summit NJ 07901, U.S.A. (hereinafter referred to as IgX)


                                     and

GADOR S.A., a company existing and organized under the laws of Argentina, having an office at Darwin 429, 1414 Buenos Aires, Republica Argentina (hereinafter referred to as GADOR)


                                   WHEREAS


IgX has applied for and was granted by the US Patent and Trade Mark Office (PTO) a Patent related to the Treatment of Intestinal Parasitosis by Enteral Administration of Hen Egg Yolk Antibodies, namely US Patent 5,753,228, covering a method for treating Cryptosporidium parvum;

IgX filed a continuation application to said Patent, presenting remaining groups of Claims to the hen egg yolk antibodies of the invention; Methods for making the hen egg yolk antibodies; and Pharmaceutical formulations;

IgX filed a continuation-in-part application to said Patent disclosing a reduced lipid formulation of egg yolks having antibodies to Cryptosporidium parvum;

IgX filed a US Patent provisional application, completed by a utility application covering an Anti-Cryptosporidium parvum Preparation, disclosing monoclonal antibody preparations that can neutralize Cryptosporidium parvum organisms;

IgX filed a US Patent applications covering Hyperimmune Hen Egg Yolk Antibodies to Clostridium difficile and Methods for its Use disclosing preparation of hen egg yolks from hens that are hyperimmunized to Clostridium difficile and methods for their use in treating Clostridium difficile infections;

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GADOR carries on the business of manufacturing and selling pharmaceutical products;

IgX wishes to provide GADOR, IgX's technology and all other information and know how related to the treatment of Cryptosporidium parvum and Clostridium difficile infections in order to enable GADOR to manufacture finished pharmaceutical products with said indications;

IgX wishes to supply GADOR with the bulk active ingredient necessary to manufacture the finished pharmaceutical products;

Furthermore, Igx wishes to grant GADOR a license to use, manufacture, have manufactured and sell the finished pharmaceutical products, using the bulk active ingredient and the technology provided by IgX for any and all aspects of the manufacturing, registration, marketing and commercialization of the finished pharmaceutical products;

GADOR wishes to obtain from IgX the license and wishes to source itself of the bulk active ingredient from IgX;

THEREFORE IgX and GADOR agree as follows:

DEFINITIONS: In this Agreement hereinunder the following terms will have the meanings set out below:

Affiliate: shall mean in the case of either Party any legal entity controlling, controlled by or under common control with that Party. A legal entity shall be deemed to control another legal entity if it has the power directly or indirectly to control the management or policies of the other entity.

BAI: shall mean Bulk Active Ingredient manufactured and supplied to GADOR by IgX or IgX's designee and serving as active substance for the Products, in accordance with the standards, specifications and formulae established in Exhibit A for said Bulk Active Ingredient.

GADOR's designee: shall mean GADOR'S sub-licensees or sub-distributors in the Territory that may be or may be not GADOR's Affiliate.

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IgX's designee: shall mean alternative supplier of the BAI designated by IgX, that may be or may be not IgX's Affiliate.

License: shall mean license granted by IgX to GADOR or GADOR's Affiliate to use, manufacture, have manufactured and sell the Products, using the Patented Technology as well as the BAI for any and all aspects of the manufacturing, registration, marketing and commercialization of the Products.

Patented Technology: shall mean Technology covered by Patents.

Patents: shall mean IgX's Patents issued in the Territory.

Products: shall mean finished pharmaceutical products for the indications of Cryptosporidium parvum and Clostridium difficile infections manufactured by GADOR under the License and using the BAI as active substance.

Technology: shall mean all scientific and/or medical and/or technical data, information and know how, including those referred to in IgX's US Patents and Patent applications related to the treatment of Clostridium difficile infections and procedures, methods, techniques and materials, including the BAI as hereinabove defined, related to the manufacture of fit and merchantable pharmaceutical products with said indications.

Territory: shall mean Mexico and all countries of Central America and South America, with the exception of Brazil.

1.    GRANT.

      IgX hereby grants to GADOR the License and GADOR hereby accepts it upon the terms hereinafter set out. License shall be exclusive for the Territory.

2.    PRODUCTS REGISTRATION AND LAUNCHINGS. TRADE MARKS.

2.1 GADOR shall handle all registration work and other contacts with governmental authorities of the Territory in order to obtain all regulatory clearances and approvals necessary for the free sale of the Products. IgX shall promptly and adequately deal with scientific, technical and medical queries raised by GADOR or

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by the health authorities of the Territory and shall supply the BAI free of charges in such reasonable quantities that may be necessary for the conducting of all of the studies related to such authorizations. IgX shall perform Phase I, Phase II and Phase III registration studies and shall bear all costs related to such studies. Additional registration studies required by regulatory authorities in the Territory as part of the registration process shall be performed by GADOR at GADOR'S expense but IgX shall supply the BAI required for said studies, free of charge as provided hereinabove. Expenses and official fees charged for the registration application shall be borne by GADOR. GADOR shall operate in all matters related to the registration processes with the same diligence and under the same conditions as it would apply to its own products.


2.1.1 Pursuant to IgX's obligation as set in sub-Article 2.1 hereinabove, IgX will at its cost:


2.1.1.1 Furnish to GADOR in a timely manner the documentation and information referred to in sub-Article 2.2.1 hereinunder, including the Phase I, Phase II and Phase III related studies and the Drug Master File (DMF) of the BAI, in order to enable GADOR to build the registration dossier mentioned in said sub-Article and any other information GADOR may reasonably require for the grant, maintenance, variation or renewal of the Products' registration.

2.1.1.2 Meet requisitions made upon it from regulatory authorities in relation to the BAI or the Products in the Territory in a timely manner but after full disclosure and consultation with GADOR.

2.1.1.3 Promptly assist GADOR, when reasonably required by GADOR to do so, to meet requisitions made of GADOR from regulatory authorities in relations to the BAI or the Products in the Territory in a timely manner, but in any event, before expiration of any time set by the regulatory authority.

2.1.1.4 Reimburse GADOR for payment of any consultant's fee any charges made by the relevant regulatory authority which are incurred as a result of IgX's failure to fulfil its registration related obligations as set hereinabove.

2.1.2 IgX warrants that all information to be supplied to GADOR in relation with the BAI and the Products shall be true and ascertainable and that IgX is legally entitled

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to supply said information.

2.2 Pursuant to sub-Article 2.1. GADOR or GADOR'S designee shall:

2.2.1 Submit to the health authorities of Argentina an application for the Products' registration within 180 days as from the date GADOR is in possession of all pertaining information to the extent reasonably available, necessary to build a registration dossier for an Abbreviated New Drug Application (ANDA), duly translated. Said information shall include due copies of regulatory approvals of the Products (Free Sales Certificates) in any of the following countries: (I) USA, (ii) Japan, or EC countries.

2.2.2 Launch the Products in the Argentine market within 180 days as from the date Free Sales Certificate for the Products and all other material clearances set by the regulatory authorities or governmental agencies of Argentina are granted.

2.2.3 Submit registration applications for the Products in all other countries of the Territory within 270 days as from the earliest date GADOR is in position to deliver material evidence that the Products are being marketed in Argentina. (Proof of Marketing)

2.2.4 Launch the Products in each of the countries referred to in sub-Article
2.2.3 hereinabove within 180 days as from the date Free Sales Certificates for the Products and all other material clearances set by the regulatory authorities or governmental agencies of said countries are granted.

2.3 Wherever legal and possible, registrations for the Products shall be applied for in the name and on behalf of IgX. In those countries where due to mandatory regulations the registrations shall be applied for in GADOR'S or GADOR's local designee's name, GADOR irrevocably agrees to immediately transfer or to cause its local designee to immediately transfer such registrations to IgX or to IgX's designee, at the expiration or termination of this Agreement.

2.4 License agreed upon in this Agreement includes the use by GADOR while this Agreement is in force, free of charge, of the Product Registration and Free Sales Certificates in the Territory for any and all purposes related to the scope of the License as defined hereinabove.

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2.5 Products shall be marketed and sold under GADOR's trademarks.
IgX acknowledges it will obtain no proprietary interest in such trademarks. Notwithstanding the foregoing, on the packaging or package inserts or literature of the Products, where appropriate, it shall be clearly and distinctively stated that the Products are of IgX
Corporation's research.

3.     EARLY TERMINATION.

       IgX shall be entitled to terminate this Agreement in case that due to GADOR's fault GADOR shall fail to perform its obligations as set in sub-Articles 2.2.1. to 2.2.4. hereinabove and does not remedy such failure within ninety (90) days of notice given by IgX to GADOR.

4.     EXCLUSIVITY. REVOCATION OF EXCLUSIVITY.

4.1 License granted to GADOR shall be exclusive in the Territory.

4.2 Exclusivity so granted shall be conditional and therefore shall be revocable by IgX pursuant to the provisions agreed upon in sub-Article
4.3. hereunder.

4.3 Notwithstanding GADOR's performance of its obligatiions as set in sub-Articles 2.2.1 to 2.2.4 hereinabove, IgX shall have the option to revoke exclusivity granted to GADOR in each of the affected countries of the Territory, provided that all of the following concurrent conditions take place:

4.3.1 That said option is exercised only once during the term of the Agreement in the affected country of the Territory.

4.3.2 That said option is exercised not before five (5) years as from the date of launching of the Products in the affected country of the Territory, nor later than six (6) years as from the aforesaid launching date.

4.3.3 That during the period elapsed as from the launching of the Products and due to GADOR'S fault, a substantial sales operation of the Products to the reasonable extent that local market may permit and based on Product's diligent promotion and distribution, has not been achieved by GADOR in the affected country of the

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Territory.

4.3.4 That IgX adequately substantiates having a firm offer in writing to commercialize the Products in the affected country of the Territory, by a serious and reputable pharmaceutical company, on basis of terms similar to those granted to GADOR, but warranting a significant incremental of sale performance with a minimum product sale guarantee.

4.4 As from the date of revocation by IgX of the exclusivity granted to GADOR pursuant to provisions of sub-Article 4.3 hereinabove, GADOR shall perform its obligations in the affected country of the Territory as a most favored non-exclusive licensee and only 50% (fifty per cent) of due royalties shall be payable by GADOR.

4.5 As from the date of revocation of the exclusivity granted to GADOR pursuant to provisions of sub-Article 4.3 hereinabove and without prejudice of its own forthgoing activities as a non-exclusive licensee, GADOR shall act as sole and exclusive supplier of the Products to any other non-exclusive licensee which may be appointed by IgX in the Territory. GADOR and the non-exclusive licensee appointed by IgX shall agree on the terms for the provision of the Products and Products shall be commercialized in the respective markets of the Territory by GADOR and the non-exclusive licensee under conditions similar to those of a co-marketing agreement.

5. PATENT PROTECTION.

5.1 IgX shall protect the licensed Technology, duly applying for and obtaining patents in the Territory covering IgX relevant patentable materials, devices and procedures related to the Technology.

5.1.1. During the term agreed upon in sub-Article 8.1 hereinduer, Patents' maintenance and Patents' defense in the Territory, including costs, shall be of IgX exclusive responsibility.

5.2 IgX warrants that to the best of its knowledge all Patents shall be genuine, valid and fit and that IgX has sole title to them. Nevertheless, IgX shall be liable and therefore shall hold GADOR harmless from and against any and all loss, liability, damage, fees, costs, judgment and prosecution resulting from the infringement of the Technology and of the Patented Technology of Intellectual Property rights of a

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third Party.

5.3 In the event of a suspected infringement of IgX's patent rights in the Territory by third Parties with respect to any and all aspects of the Patented Technology, both Parties will consult with each other to determine the appropriate strategy to attempt to prevent such infringement.

5.4 License shall be comprehensive of all and any improvement made on behalf of IgX in the patented Technology.

6. SUPPLY OF THE INGREDIENTS.

6.1 IgX or IgX's designee shall supply the BAI in bulk in the form of lyophilized or air dried product suitable for formulation, unless otherwise agreed by the Parties.

6.2 BAI will be manufactured in conformity with the codes of Good Manufacturing Practice (GMP) applicable in the USA and in the countries comprising the Territory; will be of merchantable or satisfactory quality; will conform with the requirements of the Products registrations granted in the USA or within the Territory; will meet any other pharmacopeial or regulatory requirements of the relevant regulatory authorities in the Territory and will conform in all respects with the standards, specifications and formulae set in Exhibit A and the corresponding Quality Specifications.

6.3 Purchase procedures, forecast of estimated requirements, term for the delivery, liabilities and all other conditions related to the supply shall comply with the following provisions:

6.3.1 GADOR will annually provide IgX with a forecast of its anticipated requirements for the BAI for each calendar year and will update that forecast on a six (6) monthly basis.

6.3.2 GADOR will by written notice place purchase orders for the BAI with IgX specifying quantities and delivery dates. Delivery dates shall be in the range of thirty (30) to ninety (90) days as from the receipt of the order by IgX. IgX will confirm the purchase orders within seven (7) days of their receipt. IgX will supply the ordered quantities of the BAI by the confirmed delivery dates provided that the ordered

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quantities are less than or equal to 1.5 times the anticipated requirements under sub-Article 6.3.1 hereinabove.

6.3.3 Shipment of the BAI shall be via airfreight and will be based on one of the appropriate INCOTERMS (1990 edition) chosen by GADOR.

6.3.4 Supplies of the BAI shall conform in all respects with the provision of sub-Article 6.2 hereinabove and BAI supplied pursuant to any single purchase order will be sourced preferably from a single production lot. With each delivery of the BAI, IgX shall supply the appropriate Protocol of Analysis. BAI not complying with said conditions will be deemed to have a defect. IgX assumes all risk of loss and indenmities and will hold harmless GADOR form and against any loss, liability, damage, fees, costs, expenses, suits, claims, judgement and/or prosecution directly or indirectly arising or resulting from any defect of the BAI, save and except to the extent that any defect is due to the negligence of GADOR. Said warranty shall apply to the event of voluntary or mandatory recall of the Products which is materially attributable to the BAI or which results from any act or omission of IgX. Reciprocally GADOR shall hold harmless and indemnify IgX on the same conditions if the recall of the Products is not materially attributable to the BAI or which has not resulted from any act or omission of IgX. GADOR shall be entitled to ascertain whether the BAI conforms to the above set requirements and may reject the BAI giving IgX written notice of its rejection within thirty (30) days of the BAI's receipt at GADOR's primises. Supplies not objected within thirty (30) days of their receipt shall be deemed definitively accepted.

6.3.5 IgX or its Affiliates will procure at their own expense from a mutually acceptable insurer, and maintain in full force and effect as from the launching of the Products in the Territory throughout the continuance of this Agreement and for five (5) years thereafter a product liability insurance with a single limit liability of not less that US$5,0 million in one claim and in the aggregate noting the interest of GADOR under this Agreement in the policy.

6.3.6 GADOR and IgX, from time to time, shall modify or further precise in good faith provisions set in Article 6. hereinabove if conditions related to the manufacture, marketing and sale of the Products in the Territory should so require.

6.4 Pursuant to the exclusivity granted to GADOR in Article 4. hereinabove, IgX shall supply the BAI in exclusivity to GADOR in the Territory and GADOR shall

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avail itself of the BAI in exclusivity from IgX.

7.   PRICE AND ROYALTIES.

7.1 Price of the BAI shall be of up-to twenty percent (20%) of the net sales of the Products. Said price and payment conditions are agreed on separately. Net sales shall mean Gross sales (ex-factory sales) less deduction for the following to the extent actually paid or allowed and not reimbursed by any Party:

     (a) transportation charges including insurance.
     (b) sales and excise taxes and duties paid or allowed and any other sales or government charges imposed on the sale of the Products.
     (c) normal and customary trade, quantity and cash discounts allowed.
     (d) allowances, charge backs, and credits to customers on account of return of the Product or on account of retroactive price reductions affecting the Products.

7.2 GADOR shall pay IgX a royalty of up to ten percent (10%) of the net sales of the Products, as defined hereinabove in sub-Article 7.1 for the license of the Patented Technology in the Territory. Said royalty and payment conditions are agreed on separately.

7.3 No other down-payments, up-front license fees nor milestone payments shall be required from GADOR by IgX for the performance of IgX obligations as agreed hereupon related to the license and supply of BAI for the use, manufacture and sale of the Products.

8.   TERM OF THE AGREEMENT.

8.1 The term for this Agreement shall be from the effective date of the Agreement until the expiration of the last to expire of any of the patent rights of which but for this license GADOR would infringe by any activity permitted under this license in the Territory.

8.2 Notwithstanding the foregoing, GADOR shall be entitled to extend the term of this Agreement beyond the life of the Patents. Extension shall be effective whilst sales operations subsist in any or all of countries of the Territory.

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8.3  In case GADOR makes use of the entitlement referred to hereinabove in sub-Article 8.2, only provisions of this Agreement related to the supply of the BAI shall survive. Therefore no royalties at all shall be payable by GADOR to IgX nor shall IgX be liable for any further patent protection of the Technology in the Territory.

9.  BOOKS AND RECORDS.

    GADOR and GADOR'S designees shall keep full, and accurate books of account and other records in accordance with local guidelines of generally accepted accounting principles containing all particulars which may be necessary to ascertain the discharge by GADOR of all obligations undertaken in this Agreement including the payment of the price of the BAI and royalties, for a period of five years after the end of the period of time to which they relate. These books shall be avaliable for inspection as to those portions relevant to this Agreement by an independent certified public accountant appointed by IgX, during normal business hours.

10.  PACKING AND DISTRIBUTION.

     GADOR shall provide IgX with drafts and samples of the proposed materials related to the packaging of the Products as well as of the package inserts. Distribution of the Products shall be sole responsiblity of GADOR.

11.  COMMITTEE. NOTICES.

     A Committee comprised on GADOR'S behalf by its Executive Directors Messrs. Aldo Fabbri and Alberto Alvarez Saavedra and on IgX behalf by its President and Chief Executive Officer Mr. Henry and its Senior Vice President Mr. Carroll Allen shall serve as a conduit for communications between the Parties. Said members shall meet whenever necessary and all relevant notifications and or communications between Parties related to this Agreement shall be delivered to the attention of the respective member of the Committee and shall be dealt with by said members.

    Said notice shall be made and sent by registered airmail postage prepaid, or by prepaid cable, telex or facsimile with simultaneous mailing of a copy thereof by prepaid courier, registered mail or registered express postage, to the addresses of the Parties stated above or to such other address as shall be designated by the Parties in

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written notice to the other Party, complying as to delivery with the terms of this Article.

12.  RELATIONSHIP OF THE PARTIES.

     This Agreement shall not constitute any of the Parties the agent, or legal representative of the other Party. This Agreement creates no relationship of joint adventures, partners, associates, or of principal and agents between the Parties, for both Parties are acting as principals.

13.  ASSIGNMENT.

     Neither Party shall be entitled to assign its rights or obligations hereunder or any part thereof to any third Party without the consent in writing of the other. Such consent shall not be unreasonably withheld, especially when assignment of rights does not entail declination of obligations hereunder. Nothwithstanding the foregoing, GADOR may designate sub-licensees and sub-distributors of the Products in the Territory that may be or may be not GADORS's Affiliates and IgX may designate an alternative supplier of the BAI, that may be or may be not IgX Affiliate.

14.  FIRST REFUSAL RIGHT.

     IgX grants hereunder to GADOR a first refusal right related to licenses of pharmaceutical products IgX is in course of developing or may develop in the future and which IgX may wish to license and/or supply in the Territory.

15.  FORCE MAJEURE.

     Neither Party shall be liable to the other for any failure or delay on its part in fulfilling its obligations hereunder to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence (hereinafter referred to as "force majeure"). The Party affected by force majeure shall give notice thereof to the other as soon as practicable, at the same time indicating the anticipated duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as possible.

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16.   CONFIDENTIALITY.

16.1 The Parties undertake to keep strictly confidential and take all applicable measures to ensure that their employees will keep strictly confidential all information that the Parties may have or may acquire hereunder, and which has not been previously published. Confidential Information shall mean all technical information and data including those related to markets and sales, market research, pricing and profitability, made available directly or indirectly by one Party to the other Party concerned in oral, written, graphic or machine readable form.

16.2 Those Parties shall disclose Confidential Information only to those employees and their agents who need to know the Confidential Information for purposes mentioned in this Agreement. The Parties warrant they will arrange agreements with those of its employees or agents having access to Confidential Information, prohibiting unauthorized disclosure or use of the Confidential Information. The disclosure to clinicians, government officials and governmental agencies shall be allowed insofar as such disclosure is specifically required for the due performance of this Agreement and such disclosure is limited to reasonable extent.

16.3 The obligation arising from this Article shall survive ten (10) years the termination of this Agreement.

17.   EXTRAORDINARY TERMINATION.

17.1 One of the Parties shall be entitled to extraordinary termination of this Agreement at any time in either of the following events:

17.1.1 if the other Party should commit a material breach of this Agreement and should fail or be unable to rectify that breach within ninety (90) days of the receipt of notice specifying the breach; or

17.1.2 if the other Party should go into liquidation otherwise than for the purpose of merging or amalgamation; or have a petition presented for bankruptcy or winding up which is not dismissed within ninety (90) days of presentation; or have a receiver appointed of any of its assets; or entered into any composition or similar arrangement with its creditors; or

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17.1.3 If a Force Majeure situation prevents a Party from performing its obligations under this Agreement and said situation continues for more than six (6) months. Notice of the termination shall be given to the other Party with an anticipation of at least thirty (30) days to the effective date of termination.

18.   EFFECTS UPON TERMINATION AND EXPIRATION.

18.1 Termination and expiration of this Agreement shall be without prejudice to all rights and obligations of the Parties arising or having effect following termination.

18.2 Upon termination of this Agreement if the registration of the Products has not yet been granted GADOR shall transfer to IgX or to IgX's designee, free of any charge, the right to the full dossier and to all data submitted to the regulatory Authorities.

19.   SEVERABILITY.

      If any or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable it shall be deleted herefrom without affecting the validity, legality or enforceability of the remaining provisions hereof unless the effect of such deletion would be to prejudice significantly the interest of either Party, in which event this Agreement shall automatically terminate unless the Parties otherwise agree. The Parties shall use their best efforts to substitute for the deleted provision, a valid, legal and enforceable provision which implements the purpose hereof.

20.   EFFECTIVE DATE.

      This Agreement shall come into full force and effect as from the date below written.

21.   GOVERNING LAW.

      The validity of this Agreement, the rights and obligations of the Parties hereunder shall be construed and determined under the laws of the State of New York.

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22.  ARBITRATION.

     All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one (1) or three (3) arbitrators appointed in accordance with the said rules. The language of the arbitration shall be English. Place of arbitration shall be the country of the defendant Party.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representative as of the date duly written below.

GADOR S.A.                               IgX CORPORATION

Buenos Aires, 7th. of August of 1998.    Buenos Aires, 7th. of August of 1998.



---------------------------------        --------------------------------------
by: Alberto Alvarez Saavedra             On authorization of Albert Henry
title: Executive Director                title: President and CEO
                                         by: Carroll Allen
                                         title: Senior Vice President


---------------------------------
by: Aldo Fabbri
title: Executive Director                --------------------------------------
                                         by Carroll Allen
                                         title: Senior Vice President

FIRMAS CERTIFICADAS DE LOS SRES. ALVAREZ SAAVEDRA, FABBRI y ALLEN -- en SELLO DE ACTUACION NOTARIAL numero C 005619810.-- DE ESTA CERTIFICACION SE EXPIDE EL ANEXO No. C 003524383.-- BS.AS.7/08/1998.-- CONSTE.--

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